EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-89434 and 333-88386 of TASER International, Inc. on Forms S-8 and S-3, respectively, of our report dated March 30, 2005 appearing in this Annual Report on Form 10-KSB of TASER International, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Phoenix, Arizona
March 31, 2005